Exhibit 99.1

Fluor Corporation One Enterprise Drive Aliso Viejo, California 92656-2606	Jerry Holloway/Leann Vandergrift Media Relations 949.349.7411/7420

949.349.2000 tel 949.349.5014 fax	Lila Churney Investor Relations 949.349.3909 tel 949.349.5375 fax

N e w s    R e l e a s e

FLUOR REPORTS SECOND QUARTER RESULTS;
STRONG NEW AWARDS DRIVE INCREASED BACKLOG

ALISO VIEJO, Calif., – July 28, 2004 – Fluor Corporation (NYSE:FLR) today announced net earnings and earnings from continuing operations for its second quarter ended June 30, 2004 of $44.8 million, or 54 cents per share. This compares with earnings from continuing operations in the second quarter last year of $43.0 million, or 54 cents per share and net earnings of $45.0 million, or 56 cents per share, which included net earnings of $2.0 million, or 2 cents per share, from discontinued operations. Revenues were $2.2 billion, level with $2.2 billion a year ago.

     New project awards in the second quarter increased 46 percent to $3.3 billion compared with $2.3 billion a year ago, maintaining the strong booking momentum achieved in the first quarter. The mix of new awards during the quarter reflected activity across a number of diverse markets. Consolidated backlog grew 23 percent to $12.9 billion, compared with $10.5 billion a year ago, and up from $11.9 billion in the first quarter.

     “Fluor’s strategy of market diversification is continuing to allow us to manage through individual market cycles and deliver more consistent performance,” said Chairman and Chief Executive Officer Alan Boeckmann. “Quarterly results were in line with our expectations with all five segments contributing to a solid quarter. Importantly, Fluor’s broad industry and geographic diversity continues to position the company to capitalize on the strengthening trend in broad-based capital spending that is occurring globally. We are again, this quarter, encouraged by the strength of new awards, which included a significant oil sands project in Canada, a major mining project in Chile, and a large manufacturing facility in Taiwan.”

     Consolidated operating profit in the second quarter was $99.6 million compared with $97.1 million last year. Fluor’s operating margin in the quarter increased to 4.5 percent compared with 4.3 percent a year ago.

     Corporate G&A was $33.0 million compared with $31.4 million in the second quarter last year. Fluor’s financial condition remains strong, with cash and securities of $595 million at the end of the quarter, up from $546 million at the end of the first quarter.

Outlook

     As expected, 2004 continues to be a year of transition from an earnings perspective, as the mix of businesses contributing to current results evolves. The company’s positive outlook for expanding business prospects across most of its markets is supported by the strong new awards and backlog growth experienced through the first half of the year. Expectations for a continuing rise in backlog are being driven by increasing demand for global oil and gas resources, strengthening spending in certain economically sensitive industrial markets, and continuing growth in Fluor’s government business.

     Further backlog expansion, as the global economic environment continues to improve, should build the basis for good earnings growth over the next few years. As the company has previously indicated, there is a lag in the recognition of earnings in the early stages of project execution. As a result, the pace of earnings contribution on newly booked projects will begin slowly in the second half of 2004. Based on the strength of first-half awards and solid execution across our operations, we are further narrowing our guidance for 2004 to a range of $2.15 to

$2.35 per share. The range continues to reflect uncertainties regarding Iraq reconstruction activity and the pace of execution of first half new awards.

Business Segments

     Fluor’s Oil & Gas segment reported operating profit of $30.4 million, about level with the second quarter a year ago. Revenues increased 10 percent to $705 million from $639 million last year. Operating margin in the quarter was 4.3 percent, down from 4.8 percent in the comparable period of 2003, primarily due to a greater proportion of projects in the early stages of execution as well as an increase in lower margin procurement content in the overall mix of business.

Quarterly operating profit for the Industrial & Infrastructure segment increased to $15.4 million, up from $9.6 million a year ago. Results for the second quarter of 2003 included a provision of $7.4 million for the impairment of an equity investment earned in exchange for consulting services provided on a magnesium project in Australia. Revenues declined 34 percent to $486 million, from $735 million a year ago, primarily reflecting the reduction in new awards and backlog in the second half of last year, along with slower startup of certain new projects that have dampened the current pace of work performed in the segment. Record new awards in both the first and second quarters of 2004 are increasing backlog and are anticipated to translate into revenue growth for the segment in the second half of the year and in 2005. Operating margin for the quarter increased to 3.2 percent, compared with 1.3 percent a year ago.

     Fluor’s Government segment posted another strong quarter, increasing operating profit by 48 percent to $17.7 million, compared with $12.0 million in the second quarter of 2003. Revenues increased 68 percent to $591 million, up from $352 million a year ago. All businesses within the Government segment contributed to the strong growth in revenues, including Fluor’s

J.A. Jones International division, which had not yet been acquired in the year ago period. Operating margin for the second quarter was 3.0 percent, down modestly from 3.4 percent a year ago, primarily due to variations in the business mix of work performed in the two quarters.

     Operating profit for Fluor’s Global Services segment was $23.3 million, down 14 percent from a strong second quarter a year ago. Revenues declined 7 percent to $303 million primarily due to a lower volume of outage and turnaround work performed in the segment’s Operations & Maintenance business. The operating margin dipped to 7.7 percent from 8.3 percent last year, driven primarily by lower construction-related site services activities. Reduced construction content in the company’s business mix is related to the cycle of project completions in Fluor’s Power and Oil & Gas segments.

     Fluor’s Power segment reported operating profit of $12.8 million compared with $17.8 million in the second quarter a year ago. The current period benefited from settlements and lower contingencies relating to recently completed projects. With few projects remaining in backlog, quarterly revenues continued to decline, and were down 33 percent to $129 million. Earnings for the Power segment are expected to be significantly lower over the balance of the year.

Results for the Six Months

     Earnings from continuing operations and net earnings for the first six months of 2004 were $91.5 million, or $1.11 per share. Results for the first half of 2004 included $4.9 million, or 6 cents per share, related to the sale of three real estate properties. Earnings from continuing operations for the first six months of 2003 were $83.9 million, or $1.05 per share. Including the impact from discontinued operations and the cumulative effect of the change in accounting principle recorded in the first quarter, Fluor’s net earnings for the first half of 2003 were $61.9 million, or 77 cents per share. Revenues for the 2004 six-month period were $4.3 billion, level with $4.3 billion in 2003.

Second Quarter Conference Call Information

     Fluor will host a conference call at 6 a.m. Pacific Daylight Time on Thursday, July 29, which will be webcast live on the Internet and can be accessed by logging onto http://investor.fluor.com. The webcast will be archived for 30 days following the call.

About Fluor Corporation

     Fluor Corporation (NYSE: FLR) provides services on a global basis in the fields of engineering, procurement, construction, operations, maintenance and project management. Headquartered in Aliso Viejo, California, Fluor is a Fortune 500 company with revenues of $8.8 billion in 2003. For more information, visit www.fluor.com.

Forward-Looking Statements: This release contains forward-looking statements, including statements relating to the expected performance of the Company’s business and growth in markets which the Company serves. The forward-looking statements are based on current management expectations. Actual results may differ materially as a result of several factors, including, among other things: failure to achieve projected earning levels; the timely and successful implementation of strategic initiatives; customer cancellations of, or scope adjustments to, existing contracts; difficulties or delays incurred in the execution of contracts; decreased capital investment or expenditures, or a failure to make anticipated increased capital investment or expenditures, by the Company’s clients including our oil, gas, transportation, industrial, infrastructure and government clients; the Company’s failure to receive anticipated new contract awards; increased liability risks in any of the markets the Company serves; the Company’s inability to successfully convert front-end engineering services into future project awards; the cyclical nature of many of the markets the Company serves; the Company’s ability to successfully identify and integrate acquisitions; and, changes in global business, economic, political and social conditions. Caution must be exercised in relying on these and other forward-looking statements. Due to known and unknown risks, the Company’s results may differ materially from its expectations and projections.

Additional information concerning these and other factors can be found in press releases as well as the Company’s public periodic filings with the Securities and Exchange Commission, including the discussion under the heading “Item 1. Business — Company Risk Factors” in the Company’s Form 10-K filed on March 15, 2004. Such filings are available either publicly or upon request from Fluor’s Investor Relations Department: (949) 349-3909. The Company disclaims any intent or obligation to update its forward-looking statements in light of new information or future events.

FLUOR CORPORATION
CONSOLIDATED FINANCIAL RESULTS
(in millions, except per share amounts)
Unaudited

THREE MONTHS ENDED JUNE 30	2004	2003
Revenues	$2,214.4	$2,243.4
Costs and Expenses:
Cost of Revenues	2,114.8	2,146.3
Corporate G&A	33.0	31.4
Net Interest Income	(0.7)	(0.4)

Total Costs and Expenses	2,147.1	2,177.3

Earnings from Continuing Operations before Income Taxes	67.3	66.1
Income Tax Expense	22.5	23.1

Earnings from Continuing Operations	44.8	43.0
Earnings from Discontinued Operations	—	2.0

Net Earnings	$44.8	$45.0

Basic Earnings per Share
Earnings from Continuing Operations	$.55	$.54
Earnings from Discontinued Operations	.00	.02
Net Earnings	.55	.56
Weighted Average Shares	81.2	79.6
Diluted Earnings per Share
Earnings from Continuing Operations	$.54	$.54
Earnings from Discontinued Operations	.00	.02
Net Earnings	.54	.56
Weighted Average Shares	82.5	80.3
New Awards	$3,306.5	$2,267.8
Backlog	$12,919.4	$10,463.1
Work Performed	$2,167.6	$2,202.3

SIX MONTHS ENDED JUNE 30	2004	2003
Revenues	$4,277.7	$4,320.4
Costs and Expenses:
Cost of Revenues	4,079.2	4,126.6
Corporate G&A	60.8	68.1
Net Interest Expense (Income)	0.1	(1.0)

Total Costs and Expenses	4,140.1	4,193.7

Earnings from Continuing Operations before Income Taxes	137.6	126.7
Income Tax Expense	46.1	42.8

Earnings from Continuing Operations	91.5	83.9
Loss from Discontinued Operations	—	(11.6)
Cumulative Effect of Change in Accounting Principle	—	(10.4)

Net Earnings	$91.5	$61.9

Basic Earnings (Loss) per Share
Earnings from Continuing Operations	$1.13	$1.06
Loss from Discontinued Operations	.00	(.15)
Cumulative Effect of Change in Accounting Principle	.00	(.13)
Net Earnings	1.13	.78
Weighted Average Shares	81.1	79.4
Diluted Earnings (Loss) per Share
Earnings from Continuing Operations	$1.11	$1.05
Loss from Discontinued Operations	.00	(.15)
Cumulative Effect of Change in Accounting Principle	.00	(.13)
Net Earnings	1.11	.77
Weighted Average Shares	82.3	80.0
New Awards	$6,434.2	4,886.3
Backlog	$12,919.4	$10,463.1
Work Performed	$4,186.3	$4,240.2

FLUOR CORPORATION

SELECTED BALANCE SHEET ITEMS (Unaudited)
($ in millions, except per share amounts)

	JUNE 30, 2004	DECEMBER 31, 2003
Cash and Cash Equivalents	$594.6	$496.5
Total Current Assets	2,397.7	2,213.6
Total Assets	3,591.1	3,449.5
Total Short-Term Debt	—	221.5
Total Current Liabilities	1,549.2	1,829.1
Long-term Debt	374.5	44.7
Shareholders’ Equity	1,170.4	1,081.5

Total Debt to Capitalization %	24.2%	19.7%
Shareholders’ Equity Per Share	$14.05	$13.17

OTHER ITEMS (Unaudited)
($ in millions)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2004	2003	2004	2003
Depreciation **	$20.6	19.7	$42.8	40.5
Capital Expenditures **	23.2	11.6	42.5	28.4

**	Continuing operations only.

BUSINESS SEGMENT FINANCIAL REVIEW (Unaudited)
($ in millions)

THREE MONTHS ENDED JUNE 30	2004		2003
Revenues
Oil & Gas	$705.0		$639.1
Industrial & Infrastructure	485.8		734.6
Government	591.5		352.3
Global Services	303.2		324.3
Power	128.9		193.1

Total revenues	$2,214.4		$2,243.4

Operating Profit/Margin %	$	%	$	%

Oil & Gas	$30.4	4.3	$30.7	4.8
Industrial & Infrastructure	15.4	3.2	9.6	1.3
Government	17.7	3.0	12.0	3.4
Global Services	23.3	7.7	27.0	8.3
Power	12.8	9.9	17.8	9.2

Total operating profit/margin %	$99.6	4.5	$97.1	4.3

SIX MONTHS ENDED JUNE 30	2004		2003
Revenues
Oil & Gas	$1,308.9		$1,383.4
Industrial & Infrastructure	962.6		1,321.8
Government	1,169.1		685.4
Global Services	617.3		589.1
Power	219.8		340.7

Total revenues	$4,277.7		$4,320.4

Operating Profit/Margin %	$	%	$	%

Oil & Gas	$57.5	4.4	$57.5	4.2
Industrial & Infrastructure	25.5	2.7	26.4	2.0
Government	45.2	3.9	20.6	3.0
Global Services	43.4	7.0	50.2	8.5
Power	26.9	12.2	39.1	11.5

Total operating profit/margin %	$198.5	4.6	$193.8	4.5

FLUOR CORPORATION
Supplemental Fact Sheet

NEW AWARDS
($ in millions)

THREE MONTHS ENDED JUNE 30	2004		2003		% Chg
Oil & Gas	$1,252	38%	$1,112	49%	13%
Industrial & Infrastructure	1,483	45%	776	34%	91%
Government	239	7%	144	6%	66%
Global Services	247	7%	218	10%	13%
Power	85	3%	18	1%	372%

TOTAL NEW AWARDS	$3,306	100%	$2,268	100%	46%

SIX MONTHS ENDED JUNE 30	2004		2003		% Chg
Oil & Gas	$2,245	35%	$2,536	52%	-11%
Industrial & Infrastructure	2,786	43%	1,379	28%	102%
Government	651	10%	288	6%	126%
Global Services	646	10%	577	12%	12%
Power	106	2%	106	2%	0%

TOTAL NEW AWARDS	$6,434	100%	$4,886	100%	32%

BACKLOG TRENDS
($ in millions)

AS OF JUNE 30	2004		2003		% Chg
Oil & Gas	$4,877	38%	$3,477	33%	40%
Industrial & Infrastructure	4,780	37%	4,260	40%	12%
Government	915	7%	492	5%	86%
Global Services	1,893	15%	1,639	16%	15%
Power	454	3%	595	6%	-24%

TOTAL BACKLOG	$12,919	100%	$10,463	100%	23%

United States	$4,601	36%	$4,989	48%	-8%
The Americas	3,130	24%	1,426	13%	119%
Europe, Africa and the Middle East	4,316	33%	3,438	33%	26%
Asia Pacific	872	7%	610	6%	43%

TOTAL BACKLOG	$12,919	100%	$10,463	100%	23%